Exhibit 99.1

For:	J.Crew Group, Inc.

Media Contact:	Owen Blicksilver Public Relations
Owen Blicksilver (516) 742-5950

For Immediate Release

J.CREW ANNOUNCES THAT ITS CFO HAS RESIGNED

New York, NY (June 1, 2005) –  J.Crew Group, Inc. today announced that Amanda Bokman, Executive Vice-President and Chief Financial Officer, has resigned effective immediately to pursue other opportunities.  However, Ms. Bokman will remain with J.Crew for a period of several weeks to advise on transition issues.  The company will be conducting a search for her replacement.  In the interim, Nicholas Lamberti, Vice-President and Corporate Controller, will serve as acting CFO.  Millard Drexler, the Chairman and CEO of J.Crew stated,  “We appreciate all that Mandi has done to strengthen our financial systems and the other valuable contributions she has made to our turnaround.”

About J.Crew

J.Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories.  The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 43 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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